Exhibit 4.1

FIRST LOAN MODIFICATION AGREEMENT

THIS FIRST LOAN MODIFICATION AGREEMENT, is made as of the 16th day of February, 2010, by and between OPTICAL CABLE CORPORATION, a Virginia corporation, for itself and as successor by merger to Superior Modular Products Incorporated, formerly a Delaware corporation (the “Borrower”) and VALLEY BANK, a Virginia banking corporation, its affiliates and their successors and assigns (the “Bank”).

WHEREAS, the Borrower and Superior Modular Products Incorporated entered into that certain Revolving Loan Note dated May 30, 2008, in the original principal amount of Six Million and No/00 Dollars ($6,000,000) payable to the Bank evidencing the Revolving Loan;

WHEREAS, the Revolving Loan is governed by additional terms contained in that certain Credit Agreement between the Borrower and Superior Modular Products Incorporated and the Bank, dated May 30, 2008 (the “Credit Agreement”);

WHEREAS, Superior Modular Products Incorporated merged into the Borrower, effective October 31, 2009, and the Borrower is successor by merger to Superior Modular Products Incorporated; and

WHEREAS, the Borrower and the Bank desire to modify the terms of the Revolving Loan and amend the Revolving Loan Note and the Credit Agreement and to affirm the Loan Documents as modified hereby, as a condition of the Bank entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:

1. The foregoing recitals are incorporated in and constitute terms of this Agreement.

2. Capitalized terms contained in this Agreement which are not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

3. The Revolving Loan Note is amended as follows:

A. The principal amount of the Revolving Loan Note is limited to an amount of up to Three Million and No/100 Dollars ($3,000,000).

4. The Credit Agreement is amended as follows:

A. The definition of “Borrower” is deleted in its entirety and hereafter means Optical Cable Corporation, a Virginia corporation, for itself and as successor by merger to Superior Modular Products Incorporated, formerly a Delaware corporation, evidenced by Certificate of Merger issued by the Virginia State Corporation Commission, effective October 31, 2009.

B. The definition of “Revolving Loan Termination Date” is deleted in its entirety and replaced with the following:

“Revolving Loan Termination Date” means May 31, 2010.

C. Subsection 3.1(a)(i) is hereby deleted in its entirety and replaced with the following:

(i) Limit. The Bank shall, on the terms and subject to the conditions of this Agreement and the Loan Documents, make the Revolving Loan to the Borrower in the aggregate principal amount at any one time outstanding not to exceed the lesser of (i) $3,000,000, or (ii) the sum of (x) 85 percent of Eligible Receivables plus (y) 35 percent of uninsured Eligible Foreign Receivables (or 100 percent of insured Eligible Foreign Receivables, without duplication and at the Bank’s discretion) up to a maximum amount of $1,500,000 at any one time plus (z) 25 percent of Eligible Inventory (the “Revolving Loan Limit”). Within the Revolving Loan Limit, the Borrower may borrow, repay, and reborrow, at any time or from time to time from the Closing Date until the Revolving Loan Termination Date. If the Bank shall make advances in excess of the Revolving Loan Limit or in excess of the foregoing advance formula, such advances shall be subject to this Agreement and shall be secured by the Collateral. All advances shall be disbursed by the Bank and charged to the Borrower’s account on the Bank’s books, and shall bear interest as hereinafter provided, and be payable in accordance with the terms hereof and of the Revolving Loan Note.

D. Subsection 3.1(a)(ii) is hereby deleted in its entirety and replaced with the following:

(ii) Revolving Loan Interest and Repayment. The Revolving Loan shall be evidenced by the Revolving Loan Note in the form attached hereto as Exhibit 3.1(a), in the principal amount of the Revolving Loan Limit and payable to the order of the Bank. Advances under the Revolving Loan shall be LIBOR Base Loans, with interest accruing at the LIBOR Base Interest Rate plus 190 basis points; provided however, that at any time that the average quarterly deposits balance of the Borrower is less than $500,000, interest shall accrue at the LIBOR Base Interest Rate plus 215 basis points; and further provided that at no time shall the applicable interest rate decrease below a per annum rate of 450 basis points based on a 360 day year. Repayment shall be made as follows: Accrued interest on the outstanding principal balance shall be paid in immediately available funds at the Head Office of the Bank on the first day of each month, with all then outstanding principal, interest, fees and costs due on the Revolving Loan Termination Date.

5. The modifications contained in this Agreement do not constitute or create a novation of the Revolving Loan Note, the Credit Agreement, or any of the other Loan Documents or the Loans.

6. Except as expressly modified hereby, all terms and conditions of the Revolving Loan Note, the Credit Agreement and all other Loan Documents remain unchanged, and of full force and effect in accordance with their terms.

7. The Borrower hereby ratifies all of the Loan Documents, as expressly modified hereby, and certifies that they are enforceable in accordance with their terms, without defense or offset.

8. The Borrower represents and warrants to the Bank to induce the Bank to enter into this Agreement, that the execution, delivery and performance of this Agreement has been duly authorized by all requisite action, and that all representations and warranties made by it in the Credit Agreement and the other loan documents evidencing and securing the Loans are true, correct and enforceable on and as of the date hereof.

9. The effective date of this Agreement shall be the date first hereinabove written.

10. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia. The parties consent to the jurisdiction and venue of the courts of the Commonwealth of Virginia, specifically to the courts of the City of Roanoke, Virginia, and to the jurisdiction and venue of the United States District Court for the Western District of Virginia in connection with any action, suit or proceeding arising out of or relating to this Agreement.

11. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12. This Agreement may be signed in several counterparts, each which shall be an original and all of which shall constitute one and same document.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this First Loan Modification Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:	OPTICAL CABLE CORPORATION

By:
	Name:	Tracy G. Smith
	Title:	Senior Vice President and Chief Financial Officer

BANK:	VALLEY BANK

By:
	Name:	Scott L. Leffel
	Title:	Vice President

JOINDER TO

FIRST LOAN MODIFICATION AGREEMENT

February 16, 2010

The undersigned, PNC BANK (the “Participating Bank”), entered into that certain Participation Agreement with Valley Bank, a Virginia banking corporation (the “Bank”) pursuant to which it purchased a participating interest in loans made by the Bank to Optical Cable Corporation, a Virginia corporation and Superior Modular Products Incorporated, a Delaware corporation (each individually with respect to itself, jointly and severally, and collectively, the “Borrower”) in accordance with that certain Credit Agreement between the Borrower and the Bank dated May 30, 2008.

The Participating Bank enters into this Joinder for purposes of consenting to the terms contained in that certain First Loan Modification Agreement dated even date herewith and to which this is attached.

IN WITNESS WHEREOF, the Participating Bank has caused this Joinder to First Loan Modification Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

PNC BANK

By:
Name:
Title: